NEWS RELEASE

Contact:    B. L. Rakes, President & CEO
            Mary G. Staples, PFO
            (540) 343-0135

Date:       October 22, 1996

                              FOR IMMEDIATE RELEASE
                              ---------------------

             SWVA BANCSHARES, INC. ANNOUNCES FIRST QUARTER EARNINGS

     Roanoke, Virginia, October 22, 1996: SWVA Bancshares, Inc., the holding company of Southwest Virginia Savings Bank, FSB, Roanoke, Virginia, announced earnings for the first quarter of fiscal year 1997.

     Net income for the quarter ended September 30, 1996 was affected by a one-time assessment by the FDIC to recapitalize the Savings Association Insurance Fund (SAIF). The assessment of $355,000 caused SWVA Bancshares, Inc. to report a net loss for the quarter of $186,000, or ($0.38) per share.

     Operating results not including the one time SAIF Assessment would have resulted in net income for the quarter ended September 30, 1996 of $108,000 or $0.22 per share with return on average assets of .65% and return on average equity of 4.93%.

     Net income decreased $252,000 or 381.82% from a net gain of $66,000 for the three months ended September 30, 1995 to a net loss of $186,000 for the three months ended September 30, 1996. The decrease was mainly due to the one time SAIF Special Assessment offset by increased interest earned on mortgage loans.

     Interest income increased $27,000, or 2.20% from $1,228,000 for the three months ended September 30, 1995 to $1,255,000 for the three months ended September 30, 1996. The increase was mainly a result of additional mortgage loans put in the Bank's portfolio during the quarter.

     Interest expense decreased $23,000 or 3.45% from $667,000 for the three months ended September 30, 1995 to $644,000 for the three months ended September 30, 1996. The decrease was due mainly to the reduced borrowings during the quarter ended September 30, 1996. The average borrowings outstanding for the quarter ended September 30, 1996 was $617,000 as compared to $1.8 million for the same quarter last year.

     Net interest income increased by $50,000 from $561,000 for the three months ended September 30, 1995 to $611,000 for the three months ended September 30, 1996 due mainly to an increase in interest earned on mortgage loans and a decrease in interest paid on borrowed funds.

     The Bank made no provision for credit losses for the three months ended September 30, 1996. The allowance for credit losses is $194,000. Management reviews the Bank's loan portfolio and future additions may become necessary based upon changing economic conditions, increases in the loan portfolio or changes in the underlying collateral of the loan portfolio. There were no non-performing loans on September 30, 1996.

     Non-interest income decreased by $27,000, or 23.68% from $114,000 for the three months ended September 30, 1995 to $87,000 for the three months ended September 30, 1996. This was mainly the result of a decrease of $27,000 on gains on loans sold in the secondary market for the three months ended September 30, 1996.

     Non-interest expense increased by $325,000, or 58.14% from $559,000 for the three months ended September 30, 1995 to $884,000 for the three months ended September 30, 1996, mainly due to the one time SAIF Special Assessment offset by a reduction in legal expenses and office occupancy and equipment expense.

     Non-interest expense not including the special one time SAIF assessment would have been $531,000 for the three months ended September 30, 1996. This would have been a decrease of $28,000 as compared to $559,000 for the three months ended September 30, 1995.

     Mr. Rakes, President and Chief Executive Officer stated "Although the SAIF Assessment has caused us to record a one time charge causing a loss, a future reduction in SAIF Premiums is expected to decrease non-interest expense."

     The Company's assets and stockholders' equity amounted to $69.4 million and $8.0 million, respectively, at September 30, 1996.

     Southwest Virginia Savings Bank, FSB is a federally chartered savings bank, the deposits of which are insured by the FDIC to the fullest extent provided by law. The Bank is headquartered in Roanoke, Virginia and operates 5 full-service banking facilities and a mortgage origination office serving Roanoke City, Roanoke County, Salem City and adjacent counties. The Bank has served the community since 1927.

     The Bank exceeds all current regulatory capital ratio requirements and continues to meet the "well capitalized" regulatory definition, the highest such rating.

     SWVA Bancshares, Inc's common stock shares are listed over-the-counter through the National Daily Quotation System "Pink Sheets" under the symbol "SWVB".

                              SWVA BANCSHARES, INC.
                  (Dollars in thousands, except per share data)

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                          Three Months Ended
                                                                Sept 30
                                                         --------------------
                                                           1996        1995
                                                           ----        ----
                                                             (unaudited)
Interest income                                           $1,255       $1,228
Interest expense                                             644          667
                                                           -----        -----

    Net interest income                                      611          561
Provision for credit losses                                    0            0
                                                           -----        -----

    Net interest income after
     provision for credit losses                             611          561
Noninterest income                                            87          114
Noninterest expense                                          884          559
                                                           -----        -----

    Income before income taxes                              (186)         116
Provision for income taxes                                     0           50
                                                           -----        -----

Net Income                                                $ (186)      $   66
                                                           ======       =====

Earnings per common share                                  $(0.38)       0.13
Return on average assets                                   (1.11%)        .41%
Return on average equity                                   (8.60%)       2.85%
Interest rate spread                                        3.57%        3.22%
Net interest margin                                         3.92%        3.62%
Noninterest expense to average assets                       5.28%        3.40%

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                          Sept 30     June 30
                                                            1996        1996
                                                          -------------------
                                                              (unaudited)
Cash and investments                                      $ 6,860     $ 9,103
Mortgage-backed and related securities                      9,946       7,939
Loans held for sale                                           444         985
Loans receivable, net                                      49,783      46,757
Property and equipment, net                                 1,644       1,662
Other assets                                                  782         541
                                                           ------      ------
    Total assets                                          $69,459     $66,987
                                                           ======      ======

Deposits                                                  $56,506     $57,643
Advances FHLB                                               3,500           0
Accrued expenses and other liabilities                      1,391         669
Stockholders' Equity                                        8,062       8,675
                                                           ------      ------

    Total liabilities and stockholders' equity            $69,459     $66,987
                                                           ======      ======

Nonaccrual and 90 days past due loans                     $   -0-     $     0

Total nonperforming assets                                $   -0-     $     0
                                                           ======      ======


Allowance for credit losses
    to nonperforming assets                                   .00%        .00%
Nonperforming loans to total loans                            .00%        .00%
Nonperforming assets to total assets                          .00%        .00%
Book value per share                                       $15.49    (1) 15.97  (1)


(1) Book value per share has been calculated by taking Stockholders' Equity and dividing by the number of shares outstanding. Shares outstanding on June 30, 1996 were 543,190. Shares outstanding on September 30, 1996 were 520,434.